Exhibit 99.1

Press Release

United Heritage Corporation Receives Non-Compliance Letter
from the Nasdaq Stock Market

Midland, Texas (July 24, 2007) -United Heritage Corporation (NASDAQ:UHCP):

United Heritage Corporation announced that on July 19, 2007 it received a letter from the Nasdaq Stock Market which indicated that the Company does not comply with Marketplace Rule 4310(c)(3) which requires it to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

The Company has until August 3, 2007 to provide the Nasdaq Stock Market with a specific plan to achieve and sustain compliance with The Nasdaq Capital Market Listing Requirements. If the Company submits a plan and the staff of the Nasdaq Stock Market determines that it does not adequately address these issues, the Nasdaq Stock Market will provide written notification that the Company’s securities will be delisted. The Company may appeal this decision.

The Company does not yet have a plan to regain compliance to submit to the Nasdaq Stock Market and it is not certain that it will have a plan by August 3, 2007.

Contact:
United Heritage Corporation
C. Scott Wilson, Chief Executive Officer
Tel: (432) 686 2618 Fax: (432) 686 2644